Javelin Pharmaceuticals, Inc. Files Form 10-K/A Reinserting Previously Disclosed Explanatory Footnote.
No Restatements or Other Corrections to Financial Statements or Disclosures.
     CAMBRIDGE, Mass., May 09, 2007 (BUSINESS WIRE) — Javelin Pharmaceuticals, Inc. (Amex: JAV - News) announced that it intends to file today an amendment to its Annual Report on Form 10-K for the year ended December 31, 2006, that was originally filed with the Securities and Exchange Commission on March 16, 2007. The amendment solely reinserts an explanatory footnote to a table that was mistakenly omitted from the Supplementary Financial Information (Unaudited) with respect to the 2005 Quarterly results of operations which had been included in the Form 10-K for the year ended December 31, 2005. Other than the reinsertion of the footnote, there were no restatements or corrections of any previously reported financial statements or change to any other disclosures.
     The reinserted footnote reads in its entirety as follows:
     “Grant and contract revenue during the quarter ended June 30, 2005 was overstated by approximately $147,000 due to an error in the allocation of costs among projects. The overstatement was corrected in the quarter ended September 30, 2005, resulting in an understatement of grant and contract revenue for the quarter. In addition, we had not been appropriately recognizing revenue and receivables related to reimbursable indirect project costs that were earned in prior periods, resulting in an understatement of revenue of approximately $57,000 and $52,000 for the years ended December 31, 2003 and 2004, respectively. The error also resulted in a $14,000 overstatement of revenue for the quarter ended March 31, 2005 and a $12,000 understatement of revenue for the quarter ended June 30, 2005. We corrected the cumulative effect of this error during the quarter ended September 30, 2005, resulting in an overstatement of grant and contract revenue by approximately $107,000 for the quarter ended September 30, 2005.”
About Javelin
With US corporate headquarters in Cambridge, MA, and a European office in Cambridge, UK, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information, please visit the website at www.javelinpharmaceuticals.com.

Forward Looking Statement
This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.
JAV-E
SOURCE: Javelin Pharmaceuticals, Inc.
Javelin Pharmaceuticals, Inc.
Stephen J. Tulipano, CPA, 617-349-4500
Chief Financial Officer
stulipano@javelinpharmaceuticals.com
or
Javelin Pharmaceuticals, Inc.
Investor Relations & Media
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharmaceuticals.com